Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting material pursuant to § 240.14a-12

HARVARD ILLINOIS BANCORP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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[Harvard Illinois Bancorp, Inc. Letterhead]

March 5, 2012

IMPORTANT INFORMATION ABOUT YOUR INVESTMENT

Re:   New York Hedge Fund Attacking Your Bank

Dear Fellow Shareholders:

I am writing to let you know that this year’s Annual Meeting of Shareholders (May 24, 2012) will likely be different than in years past. In particular, your Board of Directors is under attack by a New York hedge fund that is seeking to place its hand-picked representative on your Board of Directors to pursue its narrow agenda–an immediate sale of your Company.

Despite the difficult operating environment of the past few years, the Company has earned a profit in every year since it went public in April, 2010. In this regard, the Company earned $114,000 in the quarter ended December 31, 2011. More importantly, we have made incremental yet significant changes to our operations over the last several years and believe that our community oriented business plan is beginning to bear fruit. Your Board of Directors is committed to delivering value to shareholders and has not excluded any particular course of action to achieve the best results for our shareholders. However, we are not convinced that a forced sale in today’s mediocre merger market driven by a hostile proxy contest is the most effective means to provide value to you, our shareholders.

As in years past, this year we will send you a proxy statement seeking votes to reelect the (two) directors whose terms expire at this year’s annual meeting. In addition, you will likely receive a proxy statement and proxy card from the New York hedge fund attacking your Board of Directors and management and seeking the authority to vote your shares of Company stock in favor of its nominee.

We respect the views and welcome the opinions of all Harvard Illinois Bancorp, Inc. shareholders, and we are confident that your Board of Directors has acted, and will continue to act, in the best interests of all of our shareholders. Your Board of Directors recommends that you carefully review our proxy materials when you receive them. The Board respectfully requests that you sign, date and mail the WHITE PROXY CARD which will accompany our proxy materials.

We strongly urge all shareholders NOT to take any action in response to any other proxy materials until you receive your Board’s definitive proxy materials and have had a chance to review them.

Your Board is firmly committed to enhancing value for all Harvard Illinois Bancorp, Inc. shareholders and hopes for your continued support.

Best regards,

William D. Schack Chairman of the Board	John W. Rebhorn Director	Michael P. Feeney Director

Duffield J. Seyller III President and Chief Executive Officer	Steven D. Garrells Director	Richard L. Walker Director

Donn L. Claussen Executive Vice President and Chief Financial Officer

IMPORTANT INFORMATION

The Company will file a proxy statement with the Securities and Exchange Commission (SEC) in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its directors nominees at the Company’s 2012 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the definitive proxy statement and accompanying WHITE PROXY CARD when these become available because these will contain important information. Shareholders will be able to obtain for free the proxy statement (when available) and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov. Copies of the proxy statement (when available) and all other relevant documents filed by the Company with the SEC may also be obtained free from the Company by calling or writing to Richard J. Lipinsky, our Corporate Secretary, at 815-943-5261 or at 58 North Ayer Street, Harvard, Illinois 60033 or contacting our proxy solicitor, Phoenix Advisory Partners, at 877-478-5038.

INFORMATION REGARDING PARTICIPANTS

The Company, its directors and certain officers and employees may be deemed to be participants in the solicitation of proxies by the Board of Directors in connections with the matters to be considered at the 2012 Annual Meeting of Shareholders. Information regarding the participants and their interests will be included in the Company’s definitive proxy statement relating to the 2012 Annual Meeting of Shareholders.